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                                                                   Exhibit 10.34
             CONSULTING SERVICES AGREEMENT & JOINT CONTENT AGREEMENT
             -------------------------------------------------------

         This CONSULTING SERVICES AGREEMENT ("Agreement"), is made effective this 7th day of February, 2000, between OrbitTravel.com Inc. ("OrbitTravel"), a Delaware corporation with its principal place of business at One Union Square South, 10F, New York, New York 10003 and Laspata / Decaro Studio Corp., 74 Fifth Avenue, New York, ("Consultant").

                                    RECITALS
                                    --------

I. OrbitTravel desires to retain Consultant to provide the services described in this Agreement;

II. Consultant desires to provide such services to OrbitTravel pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions as set forth herein, and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENTS
                                   ----------

1. SERVICES: Consultant shall perform for OrbitTravel the services described in Exhibit "A" attached hereto and by this reference incorporated herein (the "Services").

2. PAYMENT FOR SERVICES: OrbitTravel agrees to pay Consultant for the Services in accordance with paragraph 1 contained herein Exhibit "A" attached hereto and by this reference incorporated herein, which shall be executed by both parties. OrbitTravel warrants and undertakes that all fully paid and non-assessable shares of this common stock issued to the Consultant pursuant to this Agreement in payment for Services and Past Services are subject to rule 144 restriction until such time as the company has filed and registered an SB2 with the United States Securities and Exchange Commission. The services as described in Exhibit "B" attached hereto shall apply to said agreement.

3. COOPERATION: During the term of this Agreement, the parties shall communicate, cooperate, and provide each other with ready access to their respective staff and resources as is necessary to provide the Services and to otherwise effectuate the purposes of this agreement. Consultant shall install a high speed modem for Internet access as a part of this agreement.

4. INDEPENDENT CONTRACTOR: Consultant is providing the Services to OrbitTravel as an independent contractor, and this Agreement does not create an employer/employee relationship, nor does this Agreement create a relationship of joint ventures, partners, associates or any other relationship between the parties other than that of independent contractor. Consultant shall be working from their own office, using their own equipment, and shall have no right to utilize the offices or equipment of OrbitTravel unless specifically requested. Consultant shall have the right to retain, and will be solely responsible for, its own salespersons, employees, agents, and representatives. All such persons will be retained by the Consultant at their own risk, expense, and supervision, and Consultant shall have no right of compensation or reimbursement from or against OrbitTravel in connection with such retention in the absence of a prior written agreement between the parties. Consultant shall be solely responsible for payment of all taxes as may be imposed on any income derived by Consultant hereunder and for any and all other liabilities arising out of Consultant's independent status. To the extent that OrbitTravel pays any taxes or other sums on Consultant's behalf for any reason, Consultant shall promptly indemnify or reimburse OrbitTravel for any and all such sums.

5. CONFIDENTIAL INFORMATION: Both parties acknowledge that during the course of performance of the Services referenced herein, they may come into possession of each other's Confidential Information. For the purposes of this agreement, "Confidential Information" shall mean any information, not generally known in the trade or industry, which was obtained from OrbitTravel, or which was learned, discovered, developed, conceived, originated, or prepared during or as a
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     result of Consultant's performance hereunder on behalf of OrbitTravel and which falls within the following general categories: (i) information relating to trade secrets; (ii) information relating to existing or contemplated products, services, technology, designs, computer systems, computer software and research, or developments; (iii) information relating to business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information; (iv) the Consultant shall not be bound to the nondisclosure obligation provided for in this paragraph is such confidential information becomes public knowledge or known to third parties through no fault of the Consultant. Upon termination of this Agreement, Consultant agrees to deliver to OrbitTravel all computer disks, notebooks, and any other data in relation thereto, containing, embodying, or evidencing any of the Confidential Information or Trade Secrets described herein.

     Both parties acknowledge that during the term of this contract the use of consultants name may be used for the use of advertising and other public media and press releases as to the content of service provided by mutual agreement between the parties.

6. ASSIGNMENT: This Agreement shall be binding upon, and inure to the benefit of OrbitTravel, its successors, and assigns. However, Consultant's duties are personal and may not be delegated by Consultant without OrbitTravel's express prior written consent.

7.   TERM AND TERMINATION:

     (a) This Consulting Service Agreement is for the term of three (3) years.

     (b) During such term, either party may terminate this Agreement upon ninety
         (90) days written notice.

8.   GENERAL PROVISIONS:

     (a) NOTICES: Any notice or communication required under this Agreement to be made to either party shall be typewritten in English and shall be considered delivered when personally delivered, delivered by registered mail with confirmed receipt (postage prepaid), or delivered by overnight courier to the address of the party as set forth above. Either party may change such address by duly giving notice in accordance with this Section 8(a).

     (b) TITLES AND CAPTIONS: All article and section titles or captions in this Agreement are for convenience only. They shall not be deemed a part of this Agreement, and in no way define, limit, extend, or described the scope or intent of any of its provisions.

     (c) AMENDMENTS: No supplement, modification, or amendment of any term, provision, or condition of this Agreement shall be binding or enforceable unless executed in writing by the party against whom enforcement is sought as to such supplementary or modified or amended term or condition.

     (d) ENTIRE AGREEMENT AND WAIVER: This Agreement, together with its Exhibits, constitutes the entire agreement between the parties hereto, and supercedes all prior and contemporaneous agreements, arrangements, negotiations, and understandings between the parties hereto relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants, or conditions, express or implied, whether by statue of otherwise, other than as set forth herein have been made by any party hereto. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether not similar, nor shall any such waiver constitute a continuing

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         waiver, and no waiver shall be binding unless expressly agreed in writing by the party making such waiver.


     (e) THIRD PARTIES: Nothing in this Agreement (whether express or implied) is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any other party hereto, nor shall any provision hereof give any entity any right to subrogation against or action over against any party.

     (f) COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

     (g) INVALIDITY OF PROVISIONS: If any provisions of this Agreement is or becomes wholly or partly invalid, illegal, or unenforceable: (i) the validity, legality, and enforceability of the remaining provisions shall continue in force unaffected, and (ii) the parties shall meet as soon as possible and negotiate in good faith upon a replacement provision that is legally valid and that as nearly as possible achieves the objectives of the Agreement and produces an equivalent economic effect, which replacement provision shall apply as of the date that the replaced provision had become invalid, illegal, or unenforceable.

     (i) FORCE MAJEURE: Any prevention, delay or stoppage due to causes beyond the parties' control, including, but not limited to, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or orders of any governmental authority, inability to obtain supplies or materials (including, without limitation, computer hardware), shall excuse the performance of that party of its obligations hereunder for a period equal to any such prevention , delay, or stoppage.

     (h) GOVERNING LAW: This Agreement shall be construed and governed in accordance with the laws of the State of New York, U.S.A. without regard to any conflicts of law rules.

     (l) SURVIVABILITY: The provisions of Paragraphs 2, 5 and 7 shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year written above.

     OrbitTravel.com Corporation           CONSULTANT


     By: /s/ Joseph R. Cellura             By: /s/ Charles DeCaro / Ma?? Laspata
         ------------------------------        ---------------------------------

     Title: Chairman & CEO                 Title: Co-owner / co-owner
            ---------------------------           ------------------------------
                                                  LASPATA  /  DECARO

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                                   EXHIBIT "A"
                                   -----------

                                    SERVICES
                                    --------


         Consultant shall provide OrbitTravel with the following business development services:

                  Total share issuance 2,500,000 shares of common stock.

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                              LASPATA/DECARO STUDIO


PHOTO SESSION ESTIMATE - 8 SHOOT DAYS PLUS 15 TRAVEL/PREP DAYS
CARIBBEAN: ST. BARTS, BARBADOS, JAMAICA, BAHAMAS
HOTELS: HOTEL GUANAHANI, ROYAL PAVILION, HALF MOON, OCEAN CLUB

Photography Fee                                   $  140,000
     Based on a 2 day shoot in
     each city - 8 days
Styling Fee                                           24,000
     Based on a 2 day shoot in
     each city - 8 days
Film & Processing                                     11,248
Rough Work Prints                                     13,992
Photo Assistants                                      42,900
     Based on 23 days
Styling Assistant                                      7,000
Wardrobe/Accessory Rental                             80,000
Location Fees                                         50,000
Lighting Equipment                                     8,000
Props                                                  4,000
Production Coordinators                               40,000
Location Vans                                          8,000
Mess/Trucking/Shipping                                 2,000
Taxis/Limousines                                       9,500
Insurance                                              2,500
Long Distance Calls                                    4,000
Gratuities                                             7,000
Miscellaneous                                         20,000
Catering                                               8,000
Airfare                                               37,455
Hotels                                               107,500
Meals                                                 20,000
Car Rental                                            20,000
Excess Baggage                                         5,000
Carnet                                                 7,500
                                                    --------
                           Sub Total             $   679,095

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PHOTO SESSION ESTIMATE
CARIBBEAN:  ST. BARTS, BARBADOS, JAMAICA, BAHAMAS
CONT.




Hair Stylist                                              $   45,036
Each Location $11,259
     This includes 1 day travel, 2 shoot days, 20% agency and tax

Make-up                                                   $   45,036
Each Location $11,259
     This includes 1 day travel, 2 shoot days, 20% agency and tax


SUMMARY
-------


Production Expenses                               $  679,095
Hair Stylist                                          45,036
Make-up Artist                                        45,036
                                                  ----------
Total                                             $  769,167




                     TOTAL ESTIMATED PHOTO SESSION $769,167